Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS FIRST-QUARTER 2006 RESULTS

•	Net sales of $10.5 million reflect 14 percent year-over-year increase
•	Net loss of $0.9 million reflects 7 percent year-over-year improvement
•	Delta Group transaction completed and is seen as key to long-term growth

GALION, Ohio, May 10, 2006 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation services and manufacturer of communications power systems to the communications industry, today reported results for the first quarter ended March 31, 2006.

First-quarter 2006 Review

PECO II reported net sales of $10.5 million in the first quarter of 2006, compared with $9.2 million in the first quarter of 2005, a 14 percent increase. The Company reported a net loss of $872,000, or $0.04 per diluted share, for the quarter, a 7 percent improvement over a net loss of $936,000, or $0.04 per diluted share, for the first quarter of 2005.

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R). which requires non-cash stock-based compensation expense to be recorded for all stock options and other stock-related awards. The first-quarter 2006 loss includes a charge of $203,000 relating to the cost of stock-based compensation. Excluding this accounting entry the Company’s loss was $669,000, or $0.03 per diluted share, for the first quarter of 2006, a 29 percent improvement over the first quarter of 2005.

Total cash increased in the first quarter by $2.4 million, primarily due to the sale of the excess manufacturing space in Galion, Ohio, which, as previously announced, resulted in $2.2 million of cash received in February. Net cash used for operating activities was $81,000, which is primarily operating losses and an increase in accounts receivable offset by a decrease in inventory and prepaids and an increase in payables and accruals.

The book-to-bill ratio was 1.3 in the first quarter of 2006, compared with 0.6 in the fourth quarter of 2005 and 1.1 in the first quarter of 2005. The customer order backlog of $6.9 million was a 91.9 percent increase over the fourth quarter of 2005 and a 26.3 percent increase over the first quarter of 2005.

PECO II, Inc. First-quarter 2006 Results/2

Operating expenses of $3.0 million in the first quarter of 2006 include $193,000 for stock-based compensation expenses, which the Company began to expense in 2006. R&D expenses were $789,000 in the first quarter of 2006, a 12.3 percent increase from $703,000 in the comparable quarter in 2005. Increased investments to bring more cost-effective and valued products to customers, as well as integrating Delta components into existing systems, account for the majority of the R&D increase. SG&A expenses for the first quarter of 2006 were $2.2 million, an increase of 11.7 percent compared with the same period last year. Sales, marketing and administrative expense increases are primarily attributed to increased compensation, including recognizing stock-based compensation.

John G. Heindel, president and chief executive officer, stated, “Revenue and new orders for the first quarter demonstrated continued strong growth. Our sales teams, working closely with our customers, delivered our strongest quarter for new orders since the first quarter of 2003. With the service carriers’ CAPEX projected to grow in the high single digits in 2006, first-quarter performance resulted in PECO II continuing to take market share in its focused areas. During the quarter, the Company won business with existing customers in four new markets. Leveraging our capabilities to serve our customers in existing and new markets will be the basis for continued share growth.”

Heindel added, “Our first-quarter business performance demonstrated our ongoing ability to grow the business. Nevertheless, while we have improved the gross margin performance sequentially, we require further improvements in our cost of goods sold to return to profitability. Our continuing revenue growth will absorb excess facility costs. This, combined with our focused product cost-reduction programs, will drive the required margin improvements. In parallel we expect to increase our sales and marketing investment and focus on targeted markets and channel opportunities.”

“We must significantly expand our services opportunities to position this business for long-term profitable growth. Our services business offers significant added value to our customers and is a strategic advantage in our served markets. Currently it lacks the critical mass to provide profitable business performance, and its expansion is critical to optimizing our financial results.”

Business Outlook

Heindel said with the closing of the Delta transaction in late March, PECO II is now well positioned to complete its financial turnaround, continue to grow faster than the market and achieve long-term growth.

“With this important milestone, PECO II enhances its ability to serve its customers,” he said. “Delta’s world-class technology and manufacturing resources complement PECO II’s strong customer service, system design and system integration capabilities, making this an outstanding combination. PECO II will begin to amortize the capitalized acquisition costs relating to the Delta transaction in the second quarter of 2006.”

PECO II, Inc. First-quarter 2006 Results/3

An array of new products contributed to PECO’s improved first-quarter sales.

“In 2005, we targeted the CAPEX growth in the wireless market by developing a variety of new midsize products,” Heindel said. “The 128HP product, for example, was created to serve the wireless base station market, including both cabinet and hut applications. The 128HP was well received by the market and continued to deliver strong business results in the first quarter of 2006.”

Heindel noted that during the first quarter, PECO II began to deploy its new digital controller with a number of its systems, including the new 129FD system being deployed with a major local exchange customer. This product serves – 48V and + 24 V applications and can be used in both wireless and wireline markets. The new controller boasts 22 LEDs for visual notification alarms, as well as a two-line LCD to view power plant status. Access to the power plant is available remotely through a gateway feature.

The Company also began to deliver its upgraded Battery Distribution Fuse Bays (BDFBs) and its new 827E inverter to both interexchange and local exchange carriers, Heindel added.

“We are currently upgrading a number of our systems to the next-generation digital rectifier platform,” Heindel said. “This will provide our customers with additional features such as higher power conversion efficiency, front panel test jacks, enhanced EMI filtering, and microprocessor control.”

“Current projections for 2006 CAPEX growth are in the high single digits, a level of investment that will continue to fuel the changing landscape of the communications industry,” Heindel said.

“Solid trends in wireless fuel continued capacity expansion,” he added. “This is attributable to robust subscriber growth trends and next-generation network upgrades. Network convergence and 3G network upgrades remain major initiatives within our customer set. For wireline, the broadband communications and entertainment focus of IPTV will drive CAPEX in the access arena, which has a requirement for small power solutions. High-quality power products and services will benefit both telecom and CATV service providers as they continue to invest in IPTV networks in their battle for leadership in the full service communications market.

“We expect to continue to grow PECO II product, systems and services offerings to provide our customers state-of-the-art, cost-effective solutions to meet their growing customer requirements. Additionally, we plan to continue our business expansion and productivity improvements to ensure that these sales provide attractive returns for our shareholders.”

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, May 10, 2006, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

PECO II, Inc. First-quarter 2006 Results/4

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband, and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. First-quarter 2006 Results/5

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended March 31,
	2006	2005
Net sales:
Product	$7,551	$6,665
Services	2,920	2,547

	10,471	9,212
Cost of goods sold:
Product	5,717	5,065
Services	2,730	2,428

	8,447	7,493
Gross margin:
Product	1,834	1,600
Services	190	119

	2,024	1,719
Operating expenses:
Research, development and engineering	789	703
Selling, general and administrative	2,204	1,973

	2,993	2,676

Loss from operations	(969)	(957)
Loss from joint venture	—	(7)

Loss from operations after joint venture	(969)	(964)
Interest income, net	115	48

Loss before income taxes	(854)	(916)
Provision for income taxes	(18)	(20)

Net loss	$(872)	$(936)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	22,197	21,566

PECO II, Inc. First-quarter 2006 Results/6

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,158	$8,778
Accounts receivable net of allowance of $107 in March 31, 2006 and $119 in December 31, 2005	7,580	6,877
Inventories	10,146	9,112
Prepaid expenses and other current assets	1,283	732
Assets held for sale	1,300	3,518
Restricted cash	3,578	3,683

Total current assets	35,045	32,700

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,625	4,608
Machinery and equipment	9,028	9,072
Furniture and fixtures	5,808	5,853

	19,656	19,728
Less-accumulated depreciation	(14,088)	(13,904)

Property and equipment, net	5,568	5,824
Other Assets:
Goodwill	5,856	1,774
Intangibles, net	5,726	—
Investment in joint venture	6	6

Total Assets	$52,201	$40,304

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$2,147	$1,419
Capital leases payable	94	92
Accounts payable	2,637	1,880
Accrued compensation expense	1,727	1,106
Accrued income taxes	127	144
Other accrued expenses	3,733	4,455

Total current liabilities	10,465	9,096

Long-term Liabilities:
Capital leases payable, net of current portion	329	354

Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 26,984,616 and 22,201,666 shares issued at March 31, 2006 and December 31, 2005	3,423	2,816
Warrants	4,761	—
Additional paid-in capital	115,531	109,978
Retained deficit	(82,292)	(81,420)
Treasury shares, at cost, 50,000 and 346,925 shares at March 31, 2006 and December 31, 2005, respectively	(16)	(520)

Total shareholders’ equity	41,407	30,854

Total Liabilities and Shareholders’ Equity	$52,201	$40,304

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